Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 6, 2026, with respect to the consolidated financial statements of Securitize, Inc. included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

New York, New York
January 28, 2026